                                                                    EXHIBIT 99.1

NEWS RELEASE                                             EASTERLY
                                                         INVESTOR RELATIONS

                                    Client:   Alamosa PCS Holdings Inc.
FOR IMMEDIATE RELEASE
                                  Contacts:   Kendall Cowan, CFO
                                              Alamosa PCS
                                              806-722-1100
                                              kcowan@alamosapcs.com

                                              Ken Dennard, Managing Partner
                                              Easterly Investor Relations
                                              713-529-6600 kdennard@easterly.com

                      ALAMOSA PCS HOLDINGS, INC. ANNOUNCES
                         THE LAUNCH OF SEVEN NEW MARKETS

OCTOBER 24, 2000 - LUBBOCK, TEXAS - Alamosa PCS Holdings Inc. (NASDAQ:APCS), The 1999 Sprint PCS Affiliate of the Year, has announced that Washington Oregon Wireless, LLC ("WOW"), has launched advanced Sprint PCS (NYSE:PCS) service in seven markets in Washington and Oregon. The seven newly launched markets include: Kennewick, Pasco, WA and Richland, WA; Walla Walla, WA and Pendleton, OR; Yakima, WA; Medford-Grants Pass, OR; Klamath Falls, OR; Roseburg, OR; and Hood River-The Dalles, OR. As a result, WOW now has the opportunity to offer Sprint PCS Products and Services to approximately 750,000 additional residents in these important markets. Alamosa currently manages the WOW territory. On July 31, 2000, Alamosa entered into a definitive agreement with WOW to merge the WOW operations into Alamosa. The transaction is expected to close by December 31, 2000.

     "We are excited to announce that WOW is now offering Sprint PCS Service in these Washington and Oregon markets," commented David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa PCS. "These additional strategic markets are surrounded by well developed Sprint PCS markets and encompass heavily traveled highways and Interstates that connect major metropolitan centers and numerous year round tourist destinations. WOW is well positioned to attract new subscribers and to become a formidable competitor in the wireless communications market place. WOW will be the only wireless provider in the entire service area offering 100 percent digital and 100 percent PCS using CDMA technology over a single frequency band on a nationwide network."

     "As we continue to enter new markets, we immediately benefit from the brand identity, exceptional clarity and superior customer service that are synonymous with Sprint PCS, the nation's fastest growing wireless provider. With this competitive advantage and our proven ability to execute,

[ALAMOSA LOGO]

we believe that Alamosa is well positioned to earn a significant share of the rapidly growing market for wireless communications service in our licensed territories," concluded Mr. Sharbutt. Alamosa PCS Holdings, Inc., The 1999 Sprint PCS Affiliate of the Year, is a Sprint PCS Network Partner providing Sprint PCS wireless personal communication services in the southwestern and midwestern United States. Alamosa PCS has the exclusive right to provide digital wireless personal communication services under the Sprint PCS brand throughout its designated territory primarily located in Texas, New Mexico, Arizona, Colorado and Wisconsin. Pro Forma for the WOW and Roberts mergers, Alamosa will have an expanded territory that will include a licensed population of approximately 12.5 million residents, and Alamosa PCS will be the nation's largest Sprint PCS Network Partner based on the size of the population in its territory.

     Sprint PCS operates the largest 100 percent digital, 100 percent PCS nationwide wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. For more information, visit the Sprint PCS web site at http://www.sprintpcs.com. Sprint PCS is a wholly-owned tracking group of Sprint Corporation trading on the NYSE under the symbol "PCS."

     Sprint is a global communications company at the forefront of integrating long- distance, local and wireless communications services, and a large carrier of Internet traffic. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and is a leader in advanced data communications services. Sprint has $20 billion in annual revenues and serves more than 20 million business and residential customers.


Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's National service plans or fee structure with us; change in population; increased competition in our markets; and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Prospectuses filed on February 4, 2000, its Form 10-K for the year ended December 31, 1999 and in subsequent filings with the Securities and Exchange Commission.

                                       ###